Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on this Amendment No. 3 to Form S-1 (File No. 333-133189) of our report, which includes an explanatory paragraph relating to Millennium India Acquisition Company Inc.’s ability to continue as a going concern, dated June16, 2006 on our audit of the financial statements of Millennium India Acquisition Company Inc. as of March 31, 2006 and for the period from inception (March 15, 2006) to March 31, 2006. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Jericho, New York

June 19, 2006